SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OYO Geospace Corporation

(Name of Registrant as Specified in its Charter)

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January 5, 2009

Dear Fellow Stockholder:

I am pleased to invite you to attend OYO Geospace Corporation’s 2009 Annual Meeting of Stockholders. We will hold the meeting at 9:00 a.m. on the 23rd of February 2009 at the company’s corporate headquarters at 7007 Pinemont Drive, Houston, Texas 77040-6601.

Following this letter you will find the formal Notice of Meeting and a proxy statement which describes the action to be taken at the meeting. We have enclosed a proxy card so that you may grant your proxy to be voted as you indicate. We have also enclosed a copy of our 2008 Annual Report. We encourage you to read these materials.

Your vote is important. Please complete and mail your proxy card promptly, whether or not you plan to attend the annual meeting. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy. Proxies may also be submitted electronically through Internet voting or telephonically. Instructions for telephonic or electronic voting can be found at http://materials.proxyvote.com/671074.

In addition to solicitation by use of the mails, certain of our officers and employees may solicit the return of proxies personally or by telephone, electronic mail or facsimile. The cost of any solicitation of proxies will be borne by us.

The board of directors recommends that you vote (i) FOR the election of directors, (ii) FOR the approval of the OYO Geospace Corporation Executive Officer Annual Bonus Plan, and (iii) FOR the ratification of the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as our auditors for the year ending September 30, 2009, all as described in the attached proxy statement.

Thank you for your cooperation. The rest of the board of directors and I look forward to seeing you at the meeting.

Very truly yours,

Gary D. Owens
Chairman of the Board, President
and Chief Executive Officer

OYO Geospace Corporation

7007 Pinemont Drive

Houston, Texas 77040-6601

January 5, 2009

Notice of Annual Meeting of Stockholders to Be Held February 23, 2009

The Annual Meeting of the Stockholders of OYO Geospace Corporation will be held at 9:00 a.m. (Houston time) on the 23rd of February 2009, at the company’s corporate headquarters at 7007 Pinemont Drive, Houston, Texas 77040-6601, for the following purposes:

1.	to elect three directors, each to hold office until the 2012 Annual Meeting of Stockholders or until his successor is duly elected and qualified;

2.	to approve the OYO Geospace Corporation Executive Officer Annual Bonus Plan;

3.	to ratify the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as our auditors for the year ending September 30, 2009;

4.	and to transact such other business as may properly come before the meeting or any adjournment thereof.

The holders of record of OYO Geospace Corporation common stock at the close of business on January 2, 2009 will be entitled to vote at the meeting.

By order of the board of directors,

Thomas T. McEntire
Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please sign, date and mail the enclosed proxy card promptly. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy. Proxies may also be submitted electronically through Internet voting or telephonically. Instructions for telephonic or electronic voting can be found at http://materials.proxyvote.com/671074.

OYO Geospace Corporation

Proxy Statement

January 5, 2009

The board of directors of OYO Geospace Corporation (the “Company”) is soliciting proxies from its stockholders for the annual meeting of stockholders to be held at 9:00 a.m. on the 23rd of February 2009, at the Company’s corporate headquarters at 7007 Pinemont Drive, Houston, Texas 77040-6601, and for any adjournment thereof.

You are entitled to vote at the meeting if you were a holder of record of the Company’s common stock at the close of business on January 2, 2009. On January 5, 2009, stockholders entitled to vote at the meeting will be able to access an electronic version of a proxy card, this proxy statement and the Company’s 2008 Annual Report at http://materials.proxyvote.com/671074. On January 13, 2009, the Company will mail hard copies of these proxy materials to stockholders who have previously elected to receive printed copies.

You may request a printed copy of these proxy materials by sending a written request to OYO Geospace Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601, Attention: Secretary. Copies will be mailed to the requesting stockholder free of charge within three business days of the receipt of the request.

On January 2, 2009, there were 5,936,508 shares of the Company’s common stock outstanding. Each share of common stock entitles the holder to one vote on each matter considered at the meeting.

Your proxy card will appoint Mr. Gary D. Owens and Mr. William H. Moody as proxy holders, or your representatives, to vote your shares as you indicate. If you sign, date and return your proxy card without specifying voting instructions, the proxy holders will vote your shares (i) FOR the election of director nominees named in this proxy statement, (ii) FOR the approval of the OYO Geospace Corporation Executive Officer Annual Bonus Plan, and (iii) FOR the ratification of the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as our auditors for the year ending September 30, 2009.

Signing, dating and returning your proxy card does not preclude you from attending the meeting and voting in person. If you submit more than one proxy, the latest-date proxy will automatically revoke your previous proxy. You may revoke your proxy at any time before it is voted by sending written notice, to be delivered before the meeting, to: Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

The enclosed form of proxy provides a means for you to vote for the proposals listed in this proxy statement or to withhold authority to vote for proposals.

The board of directors expects the director nominees named in this proxy statement to be available for election. If any director nominee is not available, the proxy holders may vote your shares for a substitute if you have submitted a signed and dated proxy card that does not withhold authority to vote for director nominees.

The Company is not aware of any matters to be brought before the meeting other than those described in this proxy statement. If any other matters not now known are properly brought by the Company before the meeting, and if you return a signed, dated proxy card, the proxy holders may vote your shares in their discretion as to those other matters.

No business can be conducted at the meeting unless a majority of all outstanding shares entitled to vote is either present at the meeting in person or represented by proxy. The three director nominees who receive the most votes will be elected to the three open directorships even if they receive less than a majority of the votes cast. The proposal to ratify the appointment of UHY LLP as the auditors of the Company for the 2009 fiscal year and the proposal to approve the OYO Geospace Corporation Executive Officer Annual Bonus Plan will be passed if such proposals receive the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are counted as shares present for determining a quorum, but they are not counted as votes for or against any director. There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement.

Representatives of Computershare Investors Services, the transfer agent and registrar for the common stock, will act as the inspectors of election at the meeting.

Important Notice Regarding the Availability of Proxy Materials

for the 2009 Annual Meeting of Stockholders To Be Held on February 23, 2009

Pursuant to the new Securities and Exchange Commission rules related to the Internet availability of proxy materials, we have chosen to make this proxy statement, the accompanying notice of annual meeting of stockholders and form of proxy and our 2008 Annual Report to stockholders available via the Internet at http://materials.proxyvote.com/671074.

PROPOSAL I : ELECTION OF DIRECTORS

At the meeting, the stockholders will elect three directors. The board of directors is divided into three classes, each class being composed as equally in number as possible. The classes have staggered three-year terms, with the term of one class expiring at each annual meeting of stockholders.

The directors in Class II, whose terms expire at the meeting, are Mr. Katsuhiko Kobayashi, Mr. Michael J. Sheen and Mr. Charles H. Still. The nominating and corporate governance committee of the Company has nominated Mr. Katsuhiko Kobayashi, Mr. Michael J. Sheen and Mr. Charles H. Still to serve as Class II directors for another three-year term expiring at the 2012 Annual Meeting of Stockholders. The nominating and corporate governance committee considered various criteria to evaluate the potential candidates including, without limitation, (1) independence, (2) qualification to serve on the committees of the Board, (3) experience in the seismic industry, (4) knowledge of the oil and gas industry, (5) continuing overall contributions and valuable input to the board of directors and its committees, and (6) a collaborative, persuasive and articulate personality. After discussions, the nominating and corporate governance committee determined that Messrs. Kobayashi, Sheen and Still satisfied the criteria considered by the nominating and corporate governance committee, and nominated Messrs. Kobayashi, Sheen and Still to stand for election as Class II directors on the board of directors of the Company.

Messrs. Kobayashi, Sheen and Still have been nominated by the nominating and corporate governance committee to serve as Class II directors for a three-year term expiring at the 2012 Annual Meeting of Stockholders. The directors in Class I are serving terms that expire at the 2011 Annual Meeting of Stockholders. The directors in Class III are serving terms that expire at the 2010 Annual Meeting of Stockholders. Only Dr. Davis, Mr. White, Mr. Moody and Mr. Still are independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealer’s listing standards as currently applicable to the Company.

The board of directors has previously determined the independence of Messrs. Kobayashi, Sheen and Still under the criteria established by the NASD and the Securities and Exchange Commission. Additionally, the nominating and corporate governance committee noted that, while such relationship did not affect his independence in prior years, Mr. Still was no longer a partner at Fulbright & Jaworski L.L.P., legal counsel to the Company. No specific transactions existed that needed to be considered in determining the independence of Messrs. Kobayashi, Sheen and Still in connection with their nomination.

Information regarding the director nominees and directors whose terms will continue after the meeting follows.

Class I Directors (Terms Expiring at the 2011 Annual Meeting of Stockholders)	Age	Position	Director Since
Thomas L. Davis, Ph.D. (a)(b)(c)	61	Director	1997
Richard C. White (a)(b)(c)	53	Director	2008

Nominees for Election for Class II (Terms Expiring at the 2009 Annual Meeting of Stockholders)
Katsuhiko Kobayashi	63	Director	1995
Michael J. Sheen	60	Senior Vice President and Chief Technical Officer, Director	1997
Charles H. Still (b)(c)	66	Director	1997

Class III Directors (Terms Expiring at the 2010 Annual Meeting of Stockholders)
William H. Moody (a)	69	Director	2004
Gary D. Owens	61	Chairman of the Board, President and Chief Executive Officer	1997

(a)	Member of the audit committee.
(b)	Member of the compensation committee.
(c)	Member of the nominating and corporate governance committee.

Background of Nominees and Continuing Directors

Thomas L. Davis, Ph.D. became a director in connection with the Company’s initial public offering in November 1997. Dr. Davis is a Professor of Geophysics at the Colorado School of Mines, where he has worked since 1980. He has also been a coordinator of the Reservoir Characterization Project, an industry consortium of the Colorado School of Mines, since it was founded in 1985, with the objective of characterizing reservoirs through development and application of 3-D and time lapse 3-D multicomponent seismology. Dr. Davis consults and lectures worldwide and has written and co-edited numerous papers and other works in the field of seismic interpretation.

Richard C. White is the former President and Chief Executive Officer of NuTec Energy Services Inc. He held that position from October 2001, until his retirement from NuTec in September 2002. He was Chief Executive Officer of Veritas DGC Land, Inc. from January 2000 through June 2000. From 1995 until his retirement in October 1999, Mr. White served as President of Western Geophysical Company, as well as Senior Vice President of Western Atlas Inc. He also served as Vice President of Baker Hughes Incorporated from August 1998 until October 1999. Prior to 1995, he held various other executive positions with Western Geophysical Company, including Chief Operating Officer. Mr. White graduated from Bloomsburg University in 1978. Mr. White has served on the board of directors of two public companies.

Katsuhiko Kobayashi joined OYO Corporation, the sole stockholder of OYO U.S.A., in 1995 and has been a director since March 2001. Mr. Kobayashi was elected to serve as the President of OYO U.S.A. on May 31, 2002 and is currently serving in that position. He has served as a director of the Company since 1995. From 1967 to 1995, Mr. Kobayashi was employed by Sanwa Bank in its international banking area, where he last held the position of general manager of the International Credit Administration Department from 1993 to 1995.

Michael J. Sheen joined the Company as Senior Vice President and Chief Technical Officer in August 1997 and became a director in connection with the Company’s initial public offering in 1997. Mr. Sheen had been a Senior Vice President and Chief Technical Officer of Input/Output, Inc. beginning in 1991 and had held other positions at Input/Output, Inc. starting in 1977.

Charles H. Still became a director in connection with the Company’s initial public offering in 1997. He has been Secretary, serving in a non-executive capacity, since the Company’s formation in September 1994 and Secretary of various affiliates and predecessors of the Company since 1980. He was a partner in the law firm of Fulbright & Jaworski L.L.P. from 1975 until 2008. As of January 1, 2008, Mr. Still retired as a partner of that firm and became Of Counsel. In 2008, Mr. Still left Fulbright & Jaworski L.L.P. and became a partner at Kelly Hart & Hallman LLP.

William H. Moody has been a director since July of 2004. Mr. Moody served with KPMG in many capacities including managing partner, audit partner-in-charge and Securities and Exchange Commission reviewing partner until his retirement in June 1996.

Gary D. Owens joined the Company as President and Chief Executive Officer in 1997 and became a director and Chairman of the board in that year. From October 1993 until May of 1997, Mr. Owens was the President and Chief Executive Officer of Input/Output, Inc. Mr. Owens had held other positions at Input/Output, Inc. beginning in 1977.

Nominations to the board of directors

All of the members of the nominating and corporate governance committee are independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealer’s listing standards as currently applicable to the Company. The charter for the nominating and corporate governance committee is available on the Company’s website. The address of the Company’s website is http://www.oyogeospace.com.

The nominating and corporate governance committee is responsible for reviewing and interviewing qualified candidates to serve on the board of directors, for making recommendations for nominations to fill vacancies on the board of directors, and for selecting the nominees for election by the Company’s stockholders at each annual meeting. The nominating and corporate governance committee has not established specific minimum age, education, experience or skill requirements for potential directors. The nominating and corporate governance committee has taken into account all factors it has considered appropriate in fulfilling its responsibilities to identify and recommend individuals as director nominees. Those factors have included, without limitation, the following:

•

an individual’s business or professional experience, accomplishments, education, judgment, understanding of the business and the industry in which the Company operates, specific skills and talents, independence, time commitments, reputation, general business acumen and personal and professional integrity or character;

•	the size and composition of the board of directors and the interaction of its members, in each case with respect to the needs of the Company and its stockholders; and

•

regarding any individual who has served as a director of the Company, his or her past preparation for, attendance at, and participation in meetings and other activities of the board of directors or its committees and his or her overall contributions to the board of directors and the Company.

The nominating and corporate governance committee has utilized a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the nominating and corporate governance committee through current board members, professional search firms, stockholders or other persons. Candidates have been evaluated at regular or special meetings of the nominating and corporate governance committee, and may be considered at any point during the year.

The nominating and corporate governance committee will consider qualified nominees recommended by stockholders. Stockholders desiring to make such recommendations should submit such recommendations to the Company Secretary, c/o OYO Geospace Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601. The nominating and corporate governance committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates.

PROPOSAL II : APPROVAL OF THE OYO GEOSPACE CORPORATION

EXECUTIVE OFFICER ANNUAL BONUS PLAN

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) disallows a tax deduction for compensation over $1 million paid to the chief executive officer and the other three highest paid officers (excluding the chief financial officer), unless it qualifies as performance-based. One of the requirements of performance-based compensation is that the compensation be paid pursuant to a plan that has been approved by the company’s shareholders. The board of directors believes that it is desirable and in the best interests of the Company and its stockholders to provide an annual bonus plan and that the bonuses paid to the Company’s executive officers be deductible for federal income tax purposes. Accordingly, the OYO Geospace Corporation Executive Officer Annual Bonus Plan (the “Executive Officer Annual Bonus Plan”) has been structured to satisfy the requirements of Section 162(m) of the Code (“Section 162(m)”) for performance-based compensation.

Below is a summary of the key provisions of the Executive Officer Annual Bonus Plan. See Exhibit A for a full text.

Eligibility under the Plan will be limited to those employees who the Company determines may be considered “covered employees”, as defined in Section 162(m). These employees will be referred to in this summary as Participants.

The Plan will be administered by the compensation committee of the board of directors and will operate primarily on the basis of the fiscal year. The compensation committee is authorized to interpret the Plan and from time to time may adopt such rules, regulations, definitions and forms consistent with the provisions of the Plan as it may deem advisable to carry out the Plan.

The performance goal necessary for the payment of bonuses under the Plan will be the achievement of positive return on shareholder equity, as reported in the Company’s year-end or, if applicable, quarterly earnings release. The compensation committee will certify in writing prior to payment of any bonuses under the Plan that the performance goal was met.

In no event shall a bonus paid pursuant to the Plan to any Participant for any fiscal year be in excess of $1.0 million. The compensation committee may reduce the bonus payable to any Participant below the maximum amount based on such objective or subjective criteria as the compensation committee deems appropriate in its sole and absolute discretion. If a bonus pool arrangement is utilized, the total of all Participants’ shares of the pool or portion of the pool cannot exceed 100 percent of the pool or portion of the pool. Accordingly, the compensation committee will prior to each performance period during which a bonus pool is utilized determine whether one Participant would be eligible for the entire pool or whether a group of Participants each would be eligible for a lower percentage (not to exceed 100 percent). Once established, these allocations may not be increased.

No bonus will be paid under the Plan prior to the attainment of the performance goal except in the case of a Participant’s death, disability or a change in ownership or control of the Company prior to the end of the applicable performance period.

If approved by shareholders, as provided below, the Plan will be effective October 1, 2008. The term of the Plan will be ten years.

The compensation committee may modify or terminate the Plan at any time without prior notice to or consent of Participants; provided that, without the approval of the stockholders of the Company, no such amendment shall be made that would change the class of employees eligible to receive awards, increase the maximum individual bonus allowed, change the stated performance goal, or modify any other material terms of the Executive Officer Annual Bonus Plan.

If the Executive Officer Annual Bonus Plan had been established during the 2008 fiscal year, the executive officers would have received the following bonus payments:

Executive Officer	Bonus Payment ($)
Gary D. Owens	169,519
Michael J. Sheen	167,928
Thomas T. McEntire	166,336

Ms. Rice is not eligible to participate in the Executive Officer Annual Bonus Plan.

The board of directors recommends voting “FOR” this proposal.

PROPOSAL III : RATIFICATION OF APPOINTMENT OF AUDITORS

For fiscal years 2008 and 2007, the Company retained UHY LLP (“UHY”), independent public accountants, to provide audit services to the Company and, in consideration of such services, paid to UHY the amounts specified under the heading “Independent Public Accountants” in this proxy statement.

The audit committee of the board of directors has appointed UHY to audit our consolidated financial statements for the year ending September 30, 2009, and such appointment has been approved by the board of directors.

In the event the appointment of UHY is not ratified, the audit committee will consider the appointment of other independent auditors. A representative of UHY is expected to be present at the Annual Meeting and will be available to make a statement if such representative desires to do so and to respond to appropriate questions.

The board of directors recommends voting “FOR” this proposal.

Communications with the Board

Any stockholder or other interested party wishing to send written communications to any one or more members of the Company’s board of directors may do so by sending them to the Company Secretary, c/o OYO Geospace Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601. All such communications will be forwarded to the intended recipient(s).

Committees of the board of directors and Meeting Attendance

The board of directors has a standing audit committee, compensation committee and nominating and corporate governance committee.

The audit committee is charged with, among other tasks, recommending to the entire board the engagement and discharge of independent auditors of the financial statements of the Company, reviewing and pre-approving the professional services provided by independent auditors, reviewing the independence of independent auditors, reviewing with the auditors the plan and results of the auditing engagement, considering the range of audit and non-audit fees and reviewing the Company’s system of internal accounting controls. The audit committee met five times during the fiscal year ended September 30, 2008. The audit committee’s report appears below in this proxy statement. The board of directors of the Company has made a determination that Mr. Moody, a member of its audit committee who is independent, is the audit committee financial expert. Mr. Moody’s background is described above under “Background of Nominees and Continuing Directors.”

The compensation committee is charged with recommending to the entire board the compensation to be paid to officers and key employees of the Company and the compensation of members of the board of directors. The compensation committee also makes recommendations to the entire board regarding the grant of stock options and restricted stock awards. The compensation committee met two times during the fiscal year ended September 30, 2008. The compensation committee’s report on executive compensation for fiscal year 2008 appears below in this proxy statement.

The nominating and corporate governance committee is charged with, among other things, identifying and recommending nominees for election to the Company’s board of directors at annual meetings and filling vacancies on the Company’s board, recommending nominees for appointment to the Company’s committees, annually reviewing the overall effectiveness of the organization of the board and the committees thereof, developing and maintaining qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors, and annually reviewing the directors, its own performance and its charter. The nominating and corporate governance committee will consider nominees recommended by stockholders. With respect to procedures that must be followed in order for nominations from stockholders to be considered, see “Nominations to the board of directors” above. The nominating and corporate governance committee met once during the fiscal year ended September 30, 2008.

The board of directors met five times during the fiscal year ended September 30, 2008.

The Company’s independent directors meet in executive sessions held immediately preceding regularly scheduled board meetings, in conjunction with the meetings of the Company’s audit committee which is comprised of independent directors. In fiscal year 2008, independent directors met in executive sessions four times.

Each director attended, in person or by telephone, at least 75% of the meetings held by the board of directors and by the committees on which the director served. The Company’s board of directors holds a regular meeting in conjunction with the annual meeting of stockholders. Therefore, the directors are encouraged to and generally attend the Company’s annual meeting of stockholders. All of the Company’s directors attended the 2008 Annual Meeting of Stockholders.

Certain corporate governance rules of the National Association of Securities Dealers, or the NASD, other than those relating to the Company’s audit committee, have historically not been applicable to the Company because the Company has been a Controlled Company under NASD rules. The Company has historically been a Controlled Company under NASD rules because OYO Corporation U.S.A., or “OYO U.S.A.,” has owned more than 50% of the Company’s common stock. On August 12, 2005, OYO Corporation, through OYO U.S.A., its wholly owned subsidiary sold 1,400,000 shares of Company common stock in a secondary offering. Following this secondary offering, as of December 31, 2008, OYO Corporation, through OYO U.S.A., owns approximately 21.6% of the Company’s common stock. Thus the Company is no longer a Controlled Company under NASD rules, and as such, is no longer exempt from various NASD corporate governance rules from which Controlled Companies are exempt.

Audit Committee Report

We have reviewed and discussed the Company’s audited financial statements for the year ended September 30, 2008 with management and have discussed with UHY LLP, the independent auditors for the Company, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) and related amendments with respect to those statements. We have received the written disclosures and the letter from UHY LLP required by Rule 3526 adopted by the Public Company Accounting Oversight Board regarding independence and have discussed with UHY LLP its independence in connection with its audit of the Company’s most recent annual financial statements. Based on this review and these discussions, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

Thomas L. Davis, Ph.D., William H. Moody and Richard C. White were the members of the audit committee during fiscal year 2008. Dr. Davis, Mr. Moody and Mr. White are independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealer’s listing standards as currently applicable to the Company.

The board of directors has adopted a written charter for the audit committee. The charter of the audit committee is available on the Company’s website. The address of the Company’s website is http://www.oyogeospace.com. The audit committee has reviewed and reassessed the adequacy of its charter on an annual basis.

The information in this Audit Committee Report shall not be deemed to be soliciting material, or be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that we specifically incorporate these paragraphs by reference.

Thomas L. Davis, Ph.D.

William H. Moody

Richard C. White

Compensation of Directors

Until February 21, 2007, the compensation to be paid to directors was $27,500 per year, of which $12,500 was payable in cash and the remaining portion was payable in shares of common stock based on the fair market value thereof on the date of issuance pursuant to the Company’s 1997 Non-Employee Director Stock Plan, or the “Director Plan”.

Additionally, prior to February 21, 2007, pursuant to the Director Plan, each non-employee director serving on the board of directors following each annual meeting of stockholders also received a grant of options to acquire 3,150 shares of common stock at the fair market value on the date of that grant. Mr. Kobayashi did not accept this annual stipend or any stock options. All directors are reimbursed for ordinary and necessary expenses incurred in attending board and committee meetings.

On February 21, 2007, the board of directors of the Company approved a new compensation structure for non-employee directors, as recommended by the compensation committee. Under this new structure, each non-employee director will receive $75,000 in cash, paid in four equal quarterly installments. The chairman of the audit committee will receive an additional $10,000 in cash, paid in four equal quarterly installments. Pursuant to an amendment to the Director Plan adopted at the same meeting, the annual options will no longer be granted. The Board also adopted a policy that over the next three years all non-employee directors shall acquire through open market purchases an ownership interest in the Company’s common stock with an aggregate value based on cost of $50,000.

The following table summarizes compensation paid to each non-employee director during the fiscal year ended September 30, 2008:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)		Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (1)		Total ($)
Katsuhiko Kobayashi (2)	—		—	28,710		28,710
Richard C. White	56,250		—	6,000	(3)	62,250
Charles H. Still	75,000		—	—		75,000
Thomas L. Davis, Ph.D.	75,000		—	2,228		77,228
William H. Moody	85,000	(4)	—	304		85,304

(1)	All directors of the Company are reimbursed for ordinary and necessary expenses incurred in attending board and committee meetings.
(2)	As in past years, Mr. Kobayashi, a non-employee director of the Company, declined his annual director compensation paid in respect of fiscal year 2008.
(3)	The Company donated $6,000.00 to SIRE, Inc., a therapeutic equestrian center in Houston, in fiscal year 2008. Mr. White is a director of SIRE, Inc.
(4)	As chairman of the audit committee, Mr. Moody receives an additional $10,000 in cash, paid in four equal quarterly installments.

Directors receive the director compensation payments irrespective of meeting attendance. During fiscal year 2008, each director attended, in person or by telephone, at least 75% of the meetings held by the board of directors and by the committees on which the director served.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates the beneficial ownership as of December 31, 2008, of shares of the Company’s common stock of each director and named executive officer, each person known to the Company to beneficially own more than 5% of the outstanding common stock and all directors and named executive officers as a group, along with the percentage of outstanding common stock that such ownership represents. The Company based the information regarding beneficial ownership by third persons of more than 5% of its outstanding capital stock on a search of all Schedules 13D and 13G filed with the Securities and Exchange Commission with respect to the Company’s stock. Each person named has sole voting and investment power with respect to the shares indicated except as otherwise stated in the notes to the table.

Beneficial Owner (8)	Shares	Percentage
OYO Corporation (1)	1,282,600	21.6
OYO Corporation U.S.A. (1)	1,282,600	21.6
Eagle Asset Management, Inc. (7)	1,143,378	19.3
Thomas L. Davis (2)	12,327	*
Katsuhiko Kobayashi	—	*
Thomas T. McEntire (3)	101,000	1.7
William H. Moody (4)	9,397	*
Richard C. White	1,225	*
Gary D. Owens (5)	360,000	6.1
Michael J. Sheen (6)	150,000	2.5
Charles H. Still	2,100	*
Executive officers and directors as a group (8 people)	636,049	10.7

*	Less than one percent.
(1)	The shares indicated as beneficially owned by OYO Corporation are held directly by its wholly-owned subsidiary, OYO Corporation U.S.A. The address of OYO Corporation is 4-2-6 Kudan-kita, Chiyoda-ku, Tokyo 102, Japan. The address of OYO Corporation U.S.A. is 245 Carmelo Avenue, Suite 101, Pasadena, California 91107. OYO Corporation and OYO Corporation U.S.A. share the voting and dispositive power of these shares.
(2)	Includes unexercised options to purchase 3,150 shares.
(3)	Includes unexercised options to purchase 90,000 shares.
(4)	Includes unexercised options to purchase 6,300 shares.
(5)	Includes unexercised options to purchase 120,000 shares. Mr. Owens’ business address is 7007 Pinemont Drive, Houston, Texas 77040-6601.
(6)	Includes unexercised options to purchase 110,000 shares. Mr. Sheen’s business address is 7007 Pinemont Drive, Houston, Texas 77040-6601.
(7)	As reflected on Schedule 13G filed with the Securities and Exchange Commission on April 9, 2008. Eagle Asset Management, Inc.’s principal business office is 880 Carillon Parkway, St. Petersburg, Florida 33716.
(8)	A listing of the Company’s record holders as of December 31, 2008 shows Eagle Asset Management, Inc. (“Eagle”) as record holder of 1,211,254 shares of the Company’s common stock, or 20.4% of the outstanding capital stock of the Company, which amounts do not match the information included in the Schedule 13G filed by this entity with the SEC.

EXECUTIVE OFFICERS AND COMPENSATION

Information regarding the named executive officers follows:

Name	Age	Position
Gary D. Owens	61	Chairman of the Board, President and Chief Executive Officer
Michael J. Sheen	60	Senior Vice President and Chief Technical Officer
Thomas T. McEntire	48	Chief Financial Officer and Secretary
Lacey C. Rice	53	Vice President, Human Resources

Thomas T. McEntire joined the Company as Chief Financial Officer in September of 1997. Mr. McEntire had been Financial Controller of APS Holding Corporation (“APS”) beginning in February 1995 and held other senior financial management positions since joining APS in 1990. Prior to joining APS, Mr. McEntire held various positions with Coopers & Lybrand L.L.P. from 1982 to 1990.

Lacey C. Rice joined the Company as Vice President of Human Resources in July of 2004. Prior to joining the Company, Ms. Rice was the payroll manager for U.S. operations at Schlumberger Oilfield Services. Prior to joining Schlumberger in February 2002, Ms. Rice held senior level positions in human resources with Baker Oil Tools and Baker Hughes, Inc., from 1998 to 2002; and Input/Output, Inc. from 1977 to 1997.

Mr. Owens’ and Mr. Sheen’s backgrounds are described above under “Background of Nominees and Continuing Directors”.

Compensation Discussion and Analysis

Executive Compensation Program

Objectives of Compensation Program

Our executive compensation program is designed to attract, motivate and retain highly talented and experienced management personnel and to reward management for the Company’s successful financial performance and for increasing stockholder value. We provide compensation and incentives through a combination of salaries, annual performance bonuses and long-term incentive stock-based awards. While the amounts may be different, each of the components of the compensation package is the same and is applied using similar methodology as further discussed below under “Elements of Compensation.” Exceptions to these principles are generally due to current market requirements.

Executive officers generally receive the same benefits as other employees. Any differences are typically due to position, seniority, or local requirements. In line with this philosophy, executive officers receive minimal perquisites. Messrs. Owens and Sheen have entered into employment agreements with the Company, which provide them with certain severance benefits upon their termination of employment. See “Potential Payments upon Termination or Change-in-Control” below for more information on these benefits. Our compensation policies are designed to enhance our financial performance and stockholder value by aligning the financial interests of the executive officers and employees with those of our stockholders.

Finally, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all stockholders.

What Our Compensation is Designed to Reward

Our compensation program is designed to reward teamwork and each individual’s contribution to the Company, including the impact of such contribution on the Company’s overall financial performance, as well as to produce positive long-term results for our stockholders and employees.

Administration

The compensation committee is composed entirely of three non-employee members of the board of directors. No compensation committee member participates in any of our employee compensation programs. The compensation committee (i) reviews and approves annual compensation, including equity awards, for the Chairman of the Board, President and Chief Executive Officer, (ii) reviews the compensation program for all other executive officers as recommended to the compensation committee by the Chairman of the Board, President and Chief Executive Officer and equity awards for senior executive officers as determined by the compensation committee independently, and (iii) reviews and approves the annual awards under equity incentive plans and the non-equity incentive program to all employees as recommended to the compensation committee by management.

The compensation committee does not currently engage any consultant related to executive compensation matters.

Elements of Compensation

General

The primary elements of the executive compensation program consist of (1) base salary, (2) annual cash bonuses pursuant to a non-equity incentive program, and (3) long term incentives in the form of equity awards. Equity awards have historically included non-qualified stock options and restricted stock awards. Each executive’s current and prior compensation is considered in setting future compensation and, while consideration is given to the vesting and value of previously granted equity awards, the total compensation package is not regularly adjusted for such values. In addition, the Chairman of the Board, President and Chief Executive Officer focuses on relative compensation throughout the organization in recommending the compensation of the other executive officers.

The Company chooses to pay each element of compensation to reward executives through various means. The base salary and employee benefits compensate executives for their daily efforts as management of the Company. The annual cash bonus program, described in more detail below, encourages executives to not only meet their personal goals for the company, measured in terms of consolidated pretax profits (before bonus), but to encourage other employees to meet personal goals as well. The top executives do not benefit from the cash bonus program until all other employees have maximized their potential bonuses under the program. The equity awards provide a long term incentive to executives to improve the performance of the Company as viewed by the market.

Although compensation paid to executive officers at peer companies in the industry is considered, total compensation received by any executive officer is not benchmarked to compensation packages received by executive officers of at such peer companies. The peer company analysis, on the other hand, provides the compensation committee with insight regarding the market for executives in the industry and the compensation committee strives to maintain a reasonable compensation package for each executive officer using this information in order to retain incentives for such officer to continue to improve the Company’s performance in the future. In May 2008, in order to facilitate this analysis, the compensation committee requested that the Company compile historical information with respect to compensation paid to executive officers at peer companies during fiscal years 2005 through 2007, which information the compensation committee reviewed at its August 2008 meeting. The Company, with the affirmation of the compensation committee, selected five companies as members of the Company’s peer group. These peer companies were Mitcham Industries, Inc., TGC Industries Inc., Dawson Geophysical Co., OMNI Energy Services Corp. and Geokinetics Inc. The Company considers these companies to be peers because of such companies’ relative size, position in the industry, revenues, similar geographic location and the tendency for these companies to compete with the Company for attracting and retaining executive talent. The Company collected the compensation information from the public filings of these peer companies.

The selected peer companies did not include compensation information for Chief Technical Officers. Thus, the Company and the compensation committee considered information for executive officers who were not the chief executive officer nor chief financial officer at these companies in evaluating Mr. Sheen’s compensation.

An executive’s annual base salary and annual cash bonuses do not fluctuate as a result of increasing gains realized from equity awards. Thus, for example, if the stock price has grown significantly, resulting in large potential gains on vested stock awards, an executive’s base salary or bonus potential is not adjusted for that reason. However, the compensation committee would consider those gains in awarding additional equity compensation. Similarly, the compensation committee would not consider an unusually large cash bonus award to be a reason to reduce the equity awards or annual base salary received by the executive in the following fiscal year. The Company views each compensation element as a different means of encouraging and promoting performance. These elements are designed to work in tandem, not against each other.

In fiscal years 2006 and 2007, the Company’s stock price rose significantly, including to all time highs in 2007. As a result, the Company’s executive officers realized, or had the potential to realize, significant gains on their vested equity awards. After considering these potential gains, the Company elected, at that time, not to issue new stock options to executives for several reasons, including (1) the high level of unrealized gains attributable to vested equity awards granted to executives in prior years, and (2) the large expense required by Statement of Financial Accounting Standard No. 123R to be recorded in the Company’s future income statement for any new equity awards granted to executives.

In fiscal year 2003 and prior years, the Company granted non-cash compensation to executives in the form of stock awards in order to align the financial interests of executives with those of stockholders. Due to the recent escalation of the domestic financial crisis and its effect on the oil and gas industry as a whole, the Company’s stock price has fallen dramatically. In order to maintain morale and provide incentives to forge ahead to the Company’s employees, including the executive officers, the compensation committee, after considerable discussion over several months, decided to reinstitute stock awards in fiscal year 2009 to reinforce the focus of executives on this alignment with stockholder interests.

In making the decision to grant equity awards in fiscal year 2009, members of the compensation committee also recognized that stock options had not been awarded to executives since 2003. The compensation committee considers the balance of lower salary levels supplemented by bonus awards and equity compensation in evaluating the total executive compensation package. The executives are indirectly encouraged to earn their bonus and equity compensation in order to realize the full value of their compensation package. As the executives realize these levels, the stockholders gain a parallel increase.

Base Annual Salaries

Before the Company’s initial public offering in 1997, and before the formation of the compensation committee, the Company entered into employment agreements with Messrs. Owens and Sheen. The compensation levels reflected in those employment agreements were established in July 1997 by negotiations among Messrs. Owens and Sheen, before they joined the Company, and representatives of OYO U.S.A., the Company’s sole stockholder at that time. The board of directors and Messrs. Owens and Sheen have agreed to amendments to their employment agreements, effective October 1, 2008. These amendments bring the employments into documentary compliance with Section 162(m) of the Code, and do not otherwise affect the current compensation levels of the executives.

The base annual salaries of the Company’s named executive officers for fiscal year 2008 were as follows:

Mr. Owens, President and Chief Executive Officer	$250,000
Mr. Sheen, Senior Vice President and Chief Technical Officer	$225,000
Mr. McEntire, Chief Financial Officer and Secretary	$200,000
Ms. Rice, Vice President, Human Resources	$96,300

The compensation committee has the authority to adjust these base salaries; however, the employment agreements described above require that Messrs. Owens’ and Sheen’s base salaries not be reduced from the base amounts set forth above. Prior to fiscal year 2007, the compensation committee had not adjusted the base salaries of the executive officers since 2000. At the beginning of fiscal year 2007, the compensation committee approved a base salary increase of $50,000 for each of the Chairman of the Board, President and Chief Executive Officer, the Senior Vice President and Chief Technical Officer, and the Chief Financial Officer. In fiscal year 2008, the compensation committee approved an increase in base salary of 10% for each of the Chairman of the Board, President and Chief Executive Officer, the Senior Vice President and Chief Technical Officer, and the Chief Financial Officer, effective October 1, 2008. This increase was determined by the compensation committee to be appropriate in order to retain Messrs. Owens, Sheen and McEntire following the compensation committee’s evaluation of the peer company data.

Annual Performance Bonuses

In December 2007, management recommended to the board of directors a comprehensive, company-wide cash bonus compensation plan (the “2008 Bonus Plan”) for all employees for fiscal year 2008. The board of directors adopted the 2008 Bonus Plan in February 2008. The 2008 Bonus Plan, which follows the same principles, goals and criteria as in the bonus plan previously established for fiscal year 2007, set forth various targets and criteria for the Company’s operating performance and established a cash bonus, assessed on an individual basis, for employees of the Company. The financial targets were designed to provide incentives for the employees to work as a team to improve our financial results.

Under the 2008 Bonus Plan, every non-executive employee of the Company is eligible to participate in Tier I of the Bonus Plan, except for employees in the Russian Federation who participate in a local plan. Under Tier I, employees share proportionally in the Company’s profits based on each employee’s relative payroll. The Tier I bonus pool is established by accruing 20% of consolidated pretax profits (before bonus) above a specified range. Selected employees are eligible to participate in Tier II of the Bonus Plan, which applies after Tier I is fully funded. The Tier II Bonus pool is established by accruing 20% of consolidated pretax profits (before bonus) within a specified range above Tier I. Under Tier II, participants share in the bonus pool depending on the satisfaction of predefined goals by their respective working groups. Senior executive officers (Messrs. Owens, Sheen and McEntire) are eligible to participate in Tier III, which only applies after the Tier I and Tier II pools have been fully funded. The Tier III bonus pool is established by accruing 20% of consolidated pretax profits (before bonus) within a specified range above the Tier I and II ranges. Tier I and Tier III bonuses are paid if the Company reaches predetermined pretax profit (before bonus) levels. Tier II is based on attaining a predetermined consolidated pretax profits (before bonus) level as well as specific performance criteria of the group eligible for the bonus. The predetermined pretax profits (before bonus) levels as well as the specific performance criteria are re-evaluated annually. The groups eligible for Tier II bonuses in one year are not necessarily eligible the following year. The eligible groups are selected based on management’s goals for improvement across the Company.

Long-Term Stock-Based Compensation

We also believe that long-term incentive compensation is an important component of the Company’s compensation program and that the value of this compensation should be directly related to increases in stockholder value. Therefore, in addition to base salaries and annual performance bonuses, the executive officers participate in the 1997 Key Employee Stock Option Plan, as amended, which allows the Company to grant long-term incentive compensation to its executive officers in the form of stock options and restricted stock awards. These options and restricted stock awards typically vest 25% per year over four years and are therefore intended to compensate executive officers for long-term appreciation in the market value of the common stock.

In connection with the Company’s initial public offering in November 1997, the Company granted options to purchase stock and restricted stock to the named executive officers. The amounts of these options and restricted stock were determined before the initial public offering by negotiations among Mr. Owens and representatives of OYO U.S.A. Options granted at the time of the initial public offering have an exercise price of $14 per share, which is equal to the initial public offering price, and vested over four years. These options, which were scheduled to expire in November 2007, were exercised in full by Mr. Owens, Mr. Sheen and Mr. McEntire in August 2007. Additionally, the stock options granted to Messrs. Owens, Sheen and McEntire in 1998 at an exercise price of $14.56 were scheduled to expire in November 2008. Messrs. Owens, Sheen and McEntire exercised these options in July 2008.

Historically, stock option grants were determined based on an individual’s annual compensation and their contribution to the company. The compensation committee independently sets and recommends stock option grants for Messrs. Owens, Sheen and McEntire (the senior executive officers) to the full board for approval. The proposed stock option grants for non-executives and for other executive officers are presented by the Chairman of the Board, President and Chief Executive Officer and approved by the board of directors upon the recommendation of the compensation committee. Messrs. Owens and Sheen abstain from voting with respect to their own compensation and option grants. As mentioned above, the Company elected, in fiscal year 2007, not to issue further stock options to executives. Due to the current financial climate, however, the compensation committee has decided to reinstitute option grants in fiscal year 2009, as previously discussed.

Relative Size of Major Compensation Elements

The combination of base salary, annual non-equity incentive awards and equity incentive awards comprise total direct compensation. In setting named executive officer compensation, the compensation committee considers the aggregate compensation payable to the executive and the form of the compensation. The compensation committee seeks to achieve the appropriate balance between immediate cash rewards and incentives for the achievement of both annual and long-term financial and non-financial objectives.

Timing of Compensation Decisions

All elements of executive officer compensation are reviewed and approved on an annual basis, generally in connection with the first compensation committee meeting of the fiscal year. Prior to fiscal year 2007, the compensation committee had not adjusted the base salaries of the executive officers since 2000. At the beginning of fiscal year 2007, the compensation committee approved a base salary increase of $50,000 for each of the Chairman of the Board, President and Chief Executive Officer, the Senior Vice President and Chief Technical Officer, and the Chief Financial Officer. In fiscal year 2008, the compensation committee approved an increase in base salary of 10% for each of the Chairman of the Board, President and Chief Executive Officer, the Senior Vice President and Chief Technical Officer, and the Chief Financial Officer, effective October 1, 2008. This increase was determined by the compensation committee to be appropriate in order to retain Messrs. Owens, Sheen and McEntire following the compensation committee’s evaluation of the peer company data.

Benefits

We offer a variety of health and welfare and retirement programs to all eligible employees. Executives generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, wellness, pharmacy, dental, life insurance and accidental death and disability. Each employee receives life insurance equal to the employee’s annual salary with a maximum payout of $100,000 and accidental death and dismemberment coverage.

We maintain a defined contribution plan pursuant to the provisions of Section 401(k) of the Code. The plan covers all full-time employees who meet age and service requirements. The plan provides for pre-tax, elective employee contributions with a matching contribution from us at 50% of employee contributions, up to a maximum of 3% of the employee’s annual salary.

We offer vacation time determined by years of service. As of September 30, 2008, Mr. Owens had accrued 310 hours of vacation, Mr. Sheen had accrued 310 hours of vacation, Mr. McEntire had accrued 125.6 hours of vacation, and Ms. Rice had accrued 220 hours of vacation. Employees, including executives, may roll over up to 160 hours of unused vacation time to subsequent years.

Perquisites

As described above, we maintain life insurance policies on each named executive officer for the benefit of such executive’s family members. The maximum payout under each of these policies is $100,000. Additionally, the Company provides promotional shirts and hats to employees for use at Company-sponsored events and exhibitions. The Company reimburses the executive officers for the travel expenses of each executive’s spouse to attend the European Association of Geoscientists & Engineers Conference annually.

Impact of Accounting and Tax Treatment

SFAS No. 123(R) issued by the Financial Accounting Standards Board requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The equity awards we grant are structured to comply with the requirements of SFAS No. 123R to maintain the appropriate equity accounting treatment.

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation paid to the chief executive officer and the four other most highly compensated executive officers that may be deducted by us in any year unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. Should the Company’s stock price increase significantly from current levels, among other factors, the compensation committee believes the compensation payable in excess of this amount for Messrs. Owens and Sheen could result in a material loss of tax deductions. In an effort to partially mitigate this loss, this Company has entered into amendments, effective October 1, 2008, to the employment agreements with Messrs. Owens and Sheen, which will bring those agreements into compliance with Section 162(m).

Section 409A of the Code, as amended, provides that deferrals of compensation under a nonqualified deferred compensation plan for all taxable years are currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. We structure any deferred compensation items to be in compliance with Section 409A.

Summary Compensation Table

The following table sets forth certain information regarding compensation paid for services rendered during the fiscal years ended September 30, 2007 and September 30, 2008, respectively, to each of our named executive officers:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gary D. Owens,	2007	250,000	155,020	1,201,698	9,929	1,614,189
Chairman of the Board, President and CEO (1)	2008	250,000	167,547	322,200	7,184	746,931

Michael J. Sheen,	2007	225,000	153,268	1,201,697	9,179	1,586,686
Senior Vice President and Chief Technical Officer (2)	2008	225,000	165,784	334,600	7,018	732,402

Thomas T. McEntire,	2007	200,000	151,515	585,897	7,311	943,383
Chief Financial Officer (3)	2008	200,000	164,023	179,300	6,321	549,644

Lacey C. Rice,	2007	96,300	25,186	136,177	2,557	260,108
Vice President, Human Resources (4)	2008	96,300	25,587	—	2,352	124,239

(1)	The Nonqualified Deferred Compensation Earnings column reflects gain realized upon the exercise of stock options and subsequent sale of the shares of common stock received upon exercise, as reflected in the reports on Form 4 filed on August 31, 2007, as amended, and on July 21, 2008 with the Securities and Exchange Commission.
(2)	The Nonqualified Deferred Compensation Earnings column reflects gain realized upon the exercise of stock options and subsequent sale of the shares of common stock received upon exercise, as reflected in the reports on Form 4 filed on September 4, 2007, as amended, and on July 21, 2008 with the Securities and Exchange Commission.
(3)	The Nonqualified Deferred Compensation Earnings column reflects gain realized upon the exercise of stock options and subsequent sale of the shares of common stock received upon exercise, as reflected in the reports on Form 4 filed on August 31, 2007, as amended, August 19, 2008, as amended, and August 21, 2008 with the Securities and Exchange Commission.
(4)	The Nonqualified Deferred Compensation Earnings column reflects gain realized upon the exercise of stock options indirectly held by Ms. Rice through her spouse, and subsequent sale of the shares of common stock received upon exercise, as reflected in the report on Form 4 filed on June 11, 2007 with the Securities and Exchange Commission.

Employee Equity Incentive Plans

We maintain the OYO Geospace Corporation 1997 Key Employee Stock Option Plan (the “Key Employee Plan”) and the 1999 Broad-Based Option Plan (the “Broad-Based Plan”) (collectively, the “Plans”) for the benefit of our full-time key employees. Under the Key Employee Plan, awards covering up to an additional 153,175 shares of common stock may be granted. Under the Broad-Based Plan, options to purchase up to an additional 18,800 shares of common stock may be granted. As previously mentioned, the Company elected, in fiscal year 2007, to abstain from issuing further stock options. However, due to the current financial climate, the compensation committee has reinstituted the grant of stock options for fiscal year 2009.

The Plans are administered by the compensation committee. The individuals eligible to participate in the Key Employee Plan are our full-time key employees, including officers and employee directors, as the respective committees may determine from time to time. Executive officers and directors are not eligible to participate in the Broad-Based Plan.

Under the Broad-Based Plan, the compensation committee may grant nonqualified stock options. The purchase price of shares subject to an option granted under the Broad-Based Plan is determined by the compensation committee and may not be less than 100% of the fair market value of the shares of common stock on the date of grant. Options granted under the Broad-Based Plan must be exercised within ten years from the date of grant. Unless otherwise provided by the compensation committee, the options vest immediately upon grant. The date on which options become exercisable is determined by the compensation committee and may not be a date that is fewer than six months after the date of grant. The Broad-Based Plan provides that if the compensation committee does not specify an exercise date, the options will become exercisable on the first anniversary of the date of grant.

Under the Key Employee Plan, the compensation committee may grant incentive stock options and nonqualified stock options. The purchase price of shares subject to an incentive option granted under the Broad-Based Plan is determined by the compensation committee and may not be less than the greater of: (a) 100% of the fair market value of the shares of Stock on the date the option is granted or (b) the aggregate par value of the shares of common stock on the date the option is granted. The compensation committee in its discretion may provide that the price at which shares of common stock may be purchased under an incentive option shall be more than 100% of fair market value. In the case of any 10% stockholder, the price at which shares of common stock may be purchased under an incentive option shall not be less than 110% of the fair market value of the common stock on the date the incentive option is granted. The price at which shares of common stock may be purchased under a nonqualified option shall not be less than the greater of: (a) 100% of the fair market value of the shares of common stock on the date the option is granted or (b) the aggregate par value of the shares of common stock on the date the option is granted. The compensation committee in its discretion may provide that the price at which shares of common stock may be purchased under a nonqualified option shall be more than 100% of fair market value.

Options granted under the Key Employee Plan must be exercised within ten years from the date of grant. In the case of a 10% stockholder, no incentive option shall be exercisable after the expiration of five years from the date the incentive option is granted.

Generally, awards granted under the Plans are not transferable by the holder other than by will or under the laws of descent and distribution. Options granted under the Key Employee Plan terminate on the earlier of (i) the expiration date of the option or (ii) one day less than three months after the date the holder of the option terminates his or her employment with us for any reason other than the death, disability or the retirement of such holder. Options granted under the Broad-Based Plan terminate on the earlier of (i) the expiration date of the option or (ii) one month after the date the holder of the option terminates his or her employment with us for any reason other than the death, disability or the retirement of such holder. During such three-month or one-month period, as applicable, the holder may exercise the option in respect of the number of shares that were vested on the date of such severance of employment. In the event of severance because of the death, disability or retirement of a holder before the expiration date of the option, the option terminates on the earlier of such (i) expiration date or (ii) one year following the date of severance. During this period the holder, or his or her heirs, as the case may be, generally may exercise the option in respect of the number of shares that were vested on the date of severance because of death, disability or retirement.

Grants of Plan-Based Awards Table

The Company did not grant any stock awards or stock options to the named executive officers in fiscal years 2007 or 2008 under either of the Plans. Effective December 5, 2008, the compensation committee granted the following stock options to the named executive officers:

Named Executive Officer	Number of Stock Options
Gary D. Owens	35,000
Michael J. Sheen	30,000
Thomas T. McEntire	25,000
Lacey C. Rice	2,000

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes certain information regarding unexercised options, vested stock and equity incentive plan awards outstanding as of the end of the fiscal year ended September 30, 2008 for each of the named executive officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE (1)

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Gary D. Owens	120,000	—	—	(2)	(2)
Michael J. Sheen	110,000	—	—	(2)	(2)
Thomas T. McEntire	90,000	—	—	(2)	(2)
Lacey C. Rice	1,000	—	—	(3)	(3)

(1)	All restricted stock awards held by the named executive officers have vested.
(2)	Includes options expiring on January 28, 2010 with an exercise price of $15.13 per share, options expiring on November 10, 2010 with an exercise price of $17.94 per share and options expiring on February 28, 2013 with an exercise price of $7.12 per share.
(3)	Includes options expiring on July 20, 2014 with an exercise price of $18.41 per share.

Option Exercises and Stock Vested Table

The following table summarizes certain information regarding the exercise of stock options and the vesting of stock awards during the fiscal year ended September 30, 2008 for each of the named executive officers:

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards (4)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary D. Owens (1)	10,000	474,500	—	—
Michael J. Sheen (2)	10,000	475,600	—	—
Thomas T. McEntire (3)	5,000	179,300	—	—
Lacey C. Rice	—	—	—	—

(1)	Includes the shares of common stock received upon the exercise of stock options, which were retained by Mr. Owens, as reflected in the report on Form 4 filed on July 21, 2008 with the Securities and Exchange Commission. In accordance with the Instruction to Item 402(g)(2) of Regulation S-K, the Value Realized on Exercise is the difference between the market price on the date of exercise and the exercise price of such options.
(2)	Includes the shares of common stock received upon the exercise of stock options, which were retained by Mr. Sheen, as reflected in the report on Form 4 filed on July 21, 2008 with the Securities and Exchange Commission. In accordance with the Instruction to Item 402(g)(2) of Regulation S-K, the Value Realized on Exercise is the difference between the market price on the date of exercise and the exercise price of such options.

(3)	Includes the shares of common stock received upon the exercise of stock options, which were immediately sold, as reflected in the reports on Form 4 filed on August 19, 2008, as amended, and August 21, 2008 with the Securities and Exchange Commission.
(4)	All restricted stock awards held by the named executive officers vested prior to fiscal year 2007.

Pension Benefits

We currently have no defined benefit pension plans.

Nonqualified Deferred Compensation

We currently have no defined contribution plans which provide for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change-in-Control

Pursuant to their employment agreements, each of Messrs. Owens and Sheen is entitled to receive the severance benefits described below upon termination of his employment unless the termination:

•	results from his death, disability or retirement;

•	is by the Company for Cause; or

•	is by the employee other than for Good Reason.

“Cause” is defined to mean the employee’s willful and continued failure to perform his duties after a demand for his performance of those duties or the employee’s willfully engaging in gross misconduct materially and demonstrably injurious to the Company. “Good Reason” is defined to mean a demotion, a reduction in base salary, a relocation of the employee’s base location of employment, the discontinuation of any employee benefit without comparable substitution, the failure of any successor of the Company to assume the employment agreement or a purported termination not in compliance with the employment agreement.

The severance benefits to which either Messr. Owens or Sheen would be entitled on termination include:

•	his then-current salary through the date of termination;

•	twice his then-current base salary and pro-rated bonus for the fiscal year of termination;

•	any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement; and

•	a gross-up for any applicable “excess parachute payment” tax imposed by the Code.

These payments would be due in a lump sum on the tenth day following the date of termination. The amounts paid are based on the salary rate in effect at the time of termination, unless the employee is terminating employment for Good Reason due to a reduction in salary, in which case the salary rate shall be the rate in effect prior to such reduction.

So long as Mr. Owens or Mr. Sheen is terminated without Cause, neither is required to perform any further agreement or action in order to receive these benefits. However, in connection with these employment agreements, each of Messrs. Owens and Sheen has agreed that he will not disclose or misappropriate any confidential information of the Company and that all intellectual property developed by either of Messrs. Owens and Sheen is the property of the Company.

If the employment of Mr. Owens had terminated on September 30, 2008, he would have received $1,089,039 in a lump sum payment plus any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement, and a gross-up for any applicable “excess parachute payment” tax imposed by the Code.

If the employment of Mr. Sheen had terminated on September 30, 2008, he would have received $1,010,855 in a lump sum payment plus any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement, and a gross-up for any applicable “excess parachute payment” tax imposed by the Code.

At its meeting in December 2008, the board of directors approved amendments to the employment agreements with Messrs. Owens and Sheen to bring the agreements into compliance with Section 162(m). These amendments will be effective as of October 1, 2008. The amendments revise the severance payments to be made to the executive upon termination of employment without Cause or for Good Reason. After giving effect to the amendments, the severance benefits to which either Mr. Owens or Mr. Sheen would be entitled on termination would be an amount equal to the product of (a) his then-current annual salary plus the average of the bonus payments paid to the executive in respect of the three fiscal years preceding the fiscal year in which the termination occurs, multiplied by (b) two. The executive would still receive any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement, and a gross-up for any applicable “excess parachute payment” tax imposed by the Code.

After giving effect to the amendment, if the employment of Mr. Owens had terminated on October 1, 2008, he would have received $664,821 in a lump sum payment plus any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement, and a gross-up for any applicable “excess parachute payment” tax imposed by the Code.

After giving effect to the amendment, if the employment of Mr. Sheen had terminated on October 1, 2008, he would have received $612,218 in a lump sum payment plus any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement, and a gross-up for any applicable “excess parachute payment” tax imposed by the Internal Revenue Code of 1986.

Committee Interlocks and Insider Participation

In fiscal year 2008, the compensation committee was composed of Dr. Thomas L. Davis, Mr. Charles H. Still and Mr. Richard C. White. Mr. Still was, during 2007, a partner in the law firm of Fulbright & Jaworski L.L.P., which provides legal services to the Company. He retired as a partner from such firm as of January 1, 2008. He served as “of counsel” to such firm until June 2008 when he joined Kelly Hart & Hallman, LLP as a partner. That firm does not provide legal services to the Company.

In fiscal year 2007, the board of directors adopted a written charter for the compensation committee. The charter of the compensation committee is available on the Company’s website. The address of the Company’s website is http://www.oyogeospace.com. The compensation committee intends to review and reassess the adequacy of its charter on an annual basis.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated under the Exchange Act. Based on such review and discussions, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement relating to the 2009 annual meeting of stockholders.

The information in this Compensation Committee Report on Executive Compensation shall not be deemed to be soliciting material, or be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference.

Thomas L. Davis, Ph.D.

Charles H. Still

Richard C. White

CODE OF ETHICS

The Company has adopted a general code of business conduct that applies to all employees, and a supplemental code of ethics that applies to the Company’s Chief Executive Officer and senior financial officers. The general code of business conduct and supplemental code of ethics are available on the Company’s website. The address of the Company’s website is http://www.oyogeospace.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Kobayashi, a director of the Company, is a director of OYO Corporation and the President of OYO U.S.A. Mr. Kobayashi also holds offices with many subsidiaries of OYO U.S.A. Mr. Still, also a director of the Company, is the Secretary of OYO U.S.A. and also serves in that position with respect to other subsidiaries of OYO U.S.A. Mr. Still was, during 2007, a partner in the law firm of Fulbright & Jaworski L.L.P., which provides legal services to the Company. He retired as a partner from such firm as of January 1, 2008. He served as “of counsel” to such firm until June 2008 when he joined Kelly Hart & Hallman, LLP as a partner. That firm does not provide legal services to the Company.

Pursuant to a Master Sales Agreement that the Company entered into with OYO Corporation in October 2007, the Company and OYO Corporation purchase products from one another at scheduled discounts of 5% to 15% off the seller’s list prices. In addition, OYO Corporation purchases printhead-related products from other Japanese corporations and then resells those products to the Company. For its service and assistance in these transactions, OYO Corporation typically marks up its cost by 10% or less. The Company believes that by purchasing these printhead-related products through OYO Corporation, it received a more favorable price than it could have obtained if it were to negotiate directly for their purchase.

In fiscal year 2008, the Company sold approximately $0.1 million in goods to OYO Corporation and its affiliates other than the Company and purchased approximately $0.1 million in goods from OYO Corporation and its affiliates other than the Company (including the products covered by the Master Sales Agreement).

The Company does not have a formal, written policy with respect to related person transactions.

INDEPENDENT PUBLIC ACCOUNTANTS

UHY LLP (“UHY”) served as the Company’s principal independent public accountants for the 2007 fiscal year and the 2008 fiscal year. Representatives of UHY are expected to attend the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. PricewaterhouseCoopers LLP (“PwC”) served as the Company’s principal independent public accountants for the 2006 fiscal year. On December 7, 2006, the Company notified PwC that the Company’s Audit Committee, after considerable deliberations, decided to dismiss PwC as the Company’s principal independent public accountants.

PwC’s reports on the Company’s financial statements for the fiscal year ended September 30, 2006 did not contain an adverse opinion or a disclaimer of opinion, and neither such report was qualified or modified as to uncertainty, audit scope, or accounting principle.

There were no other “reportable events” under section (a)(1)(v) of Item 304 of Regulation S-K that occurred during the fiscal year ended September 30, 2006 or through December 7, 2006.

During the fiscal year ended September 30, 2006 and through December 7, 2006, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on the financial statements for such years.

The Company has provided PwC with a copy of the above disclosures. A copy of PwC’s letter to the Securities and Exchange Commission required by Item 304(a) of Regulation S-K is included as Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2006.

The Company’s Audit Committee decided to engage UHY as the Company’s independent registered public accounting firm effective on December 7, 2006. UHY has acted as the Company’s independent registered public accounting firm beginning with the fiscal year ending September 30, 2007.

During the fiscal year ended September 30, 2006 and through December 7, 2006, the Company did not consult with UHY regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Audit Fees

The aggregate fees billed by UHY for professional services rendered for the audit of the Company’s annual financial statements, including for professional services rendered in connection with the audit of internal control over financial reporting in compliance with Section 404 of the Sarbanes Oxley Act of 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q were $437,371 during the 2008 fiscal year and $425,242 during the 2007 fiscal year.

Audit-Related Fees

The Company uses firms other than UHY for certain of its audit-related services for its international subsidiaries. There were no fees billed by UHY for audit-related services not disclosed in “Audit Fees” above for the 2008 or 2007 fiscal years.

Tax Fees

The Company uses a firm other than UHY for all of its tax services and therefore no fees were billed by UHY for tax services in fiscal year 2008 or 2007.

All Other Fees

There were no fees billed by UHY for other services not disclosed above for the 2008 or 2007 fiscal years.

UHY acts as the Company’s principal independent registered public accounting firm. Through and as of December 4, 2008, UHY had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full-time, permanent employees of Advisors and through which UHY’s partners provide non-audit services. UHY has only a few full-time employees. Therefore, few, if any, of the audit services performed were provided by permanent, full-time employees of UHY. UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

Compatibility of Certain Fees with Independent Accountants’ Independence

The audit committee has adopted pre-approval policies and procedures pursuant to which the engagement of any accountant is approved. Such procedures govern the ways in which the audit committee will pre-approve audit and various categories of non-audit services that the auditor provides to the Company and its subsidiaries. In accordance with this policy, the audit committee had given its approval for the provision of audit services by

UHY for the fiscal year ended September 30, 2008. Services which have not received pre-approval must receive specific approval of the audit committee. The audit committee is informed of each such engagement in a timely manner, and such procedures do not include delegation of the audit committee’s responsibilities to management. All audit contracts that were entered into in fiscal year 2008 were pre-approved by the audit committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on a review of reports on those filings furnished to the Company and written representations from reporting persons that no additional reports were required, the Company believes that during the fiscal year ended September 30, 2008, all officers, directors and greater than 10% stockholders complied with all filing requirements applicable to them.

PROPOSALS FOR NEXT ANNUAL MEETING; OTHER MATTERS

Any appropriate proposals of holders of common stock intended to be presented at the annual meeting of stockholders of the Company to be held in 2010 must be received by the Company at its principal executive offices, 7007 Pinemont Drive, Houston, Texas 77040-6601, no later than September 8, 2009 to be included in the proxy statement and form of proxy relating to that meeting. A matter as to which the Company receives notice that is proposed to be brought before the annual meeting of stockholders of the Company in 2010 outside the process of the Securities and Exchange Commission’s rule on stockholder proposals (described in the preceding sentence) will be considered not properly brought before that meeting, and will be out of order, unless the notice as to that matter meets the requirements of the advance notice provisions of the Company’s by-laws. That provision requires notice of any matter, including nomination of a director, to be submitted by a stockholder at the annual meeting of stockholders of the Company in 2010 to be received by the Company no later than December 26, 2009, and to be received by the Company no earlier than August 28, 2009.

The cost of solicitation of proxies in the accompanying form will be paid by the Company. In addition to solicitation by use of the mails, the directors, officers or employees of the company may solicit the return of proxies by telephone, telecopy or in person.

Exhibit A

OYO GEOSPACE CORPORATION

EXECUTIVE OFFICER ANNUAL BONUS PLAN

SECTION 1. Purpose of the Plan. The Executive Officer Annual Bonus Plan (the “Plan”) of OYO Geospace Corporation (the “Company”) is designed to enhance the Company’s ability to attract and retain highly qualified executives and provide additional financial incentives to such executives to promote the success of the Company.

SECTION 2. Eligibility. Eligibility under this Plan is limited to executive employees of the Company who are or may become “covered employees” of the Company, as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and who shall hereinafter be referred to as Participants.

The Participants in the Plan for a particular performance period shall be determined by the Committee prior to the earlier to occur of (a) 90 days after the commencement of the period of service to which the performance goal relates or (b) the lapse of 25 percent of the period of service, and in any event while the outcome is substantially uncertain.

SECTION 3. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors comprised solely of two or more outside directors (the “Committee”) and shall operate on the basis of the fiscal year of the Company. The Committee is authorized to interpret the Plan and from time to time may adopt such rules, regulations, definitions and forms consistent with the provisions of the Plan as it may deem advisable to carry out the Plan.

SECTION 4. Performance Goal. Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general performance goal set forth in this Section, the performance goal necessary for the payment of bonuses under the Plan will be the achievement of a positive return on shareholder equity, as reported in the Company’s year-end, or if applicable, quarterly earnings release. The Committee may add such additional terms and conditions to the receipt of a bonus payable under the Plan to the extent such terms and conditions are not contrary to the provisions of the Plan.

SECTION 5. Bonus Pool. A third party having knowledge of the relevant performance results must be able to calculate the amount to be paid to each Participant under the Plan. If a bonus pool arrangement is utilized, the total of all executives’ shares of the pool or portion thereof cannot exceed 100 percent of the pool or portion thereof. Accordingly, the Committee shall prior to each performance period during which a bonus pool is utilized determine whether one Participant would be eligible for the entire pool or whether a group of Participants each would be eligible for a lower percentage (not to exceed 100 percent in the aggregate). Once established for a performance period, these allocations may not be increased for such performance period.

SECTION 6. Compensation Paid Solely on Account of the Attainment of Performance Goal. No bonus payable under the Plan shall be paid prior to the attainment of the performance goal except in the case of a Participant’s death, disability or a change in ownership or control of the Company prior to the end of the applicable performance period.

SECTION 7. Certification. The Committee will certify in writing prior to payment of any bonuses under the Plan that the performance goal, and any of the material terms thereof were, in fact, satisfied. For this purpose, approved minutes of the Committee meeting in which the certification is made is treated as a written certification.

SECTION 8. Maximum Individual Bonus. In no event shall a bonus paid pursuant to the Plan to any Participant for any fiscal year be in excess of $1 million. None of the Committee or the Board may increase the amount of compensation payable under a Participant’s bonus. The Committee may reduce the bonus payable to any Participant below the maximum amount based on such objective or subjective criteria as the Committee deems appropriate in its sole and absolute discretion.

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SECTION 9. Unfunded Nature of Plan. The Plan shall constitute an unfunded, unsecured obligation of the Company to make bonus payments from its general assets in accordance with the provisions of the Plan. The establishment of the Plan shall not be deemed to create a trust. No participant shall have any security or other interest in any assets of the Company.

SECTION 10. Prohibition Against Assignment or Encumbrance. No right, title, interest or benefit hereunder shall ever be liable for or charged with any of the torts or obligations of a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant. No Participant nor any person claiming under a Participant shall have the power to sell, transfer, pledge, anticipate or dispose of any right, title, interest or benefit hereunder in any manner until the same shall have been actually distributed free and clear of the terms of the Plan.

SECTION 11. Plan Not an Employment Contract. Nothing in the adoption or implementation of the Plan shall confer on any Participant any right to continued employment by the Company or affect in any way the right of the Company to terminate a Participant’s employment.

SECTION 12. Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

SECTION 13. Withholding of Taxes. The Company shall have the right to deduct from any payment made under the Plan any federal, state or local taxes required by law to be withheld with respect to such payments.

SECTION 14. Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of Texas, except to the extent such laws are preempted by an applicable federal law.

SECTION 15. Rights of Company. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

SECTION 16. Effective Date. Upon approval by the shareholders of the Company at the 2009 Annual Meeting of Shareholders, the Plan shall be considered effective as of October 1, 2008.

SECTION 17. Term of Plan. The term of the Plan shall be ten years.

SECTION 18. Amendment and Termination of the Plan. The Committee may modify or terminate the Plan at any time without prior notice to or consent of Participants; provided that, without the approval of the shareholders of the Company, no such amendment shall be made that would change the class of Employees eligible to receive awards under the Plan, increase the maximum individual bonus allowed under the Plan, change the stated performance goal, or modify any other material terms of the Plan.

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Proxy - OYO Geospace Corporation

This Proxy is solicited on behalf of the board of directors.

Proxy-Annual Meeting of Stockholders – February 23, 2009

The undersigned holder of common stock of OYO Geospace Corporation (“OYOG”) hereby appoints Gary D. Owens and William H. Moody, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Stockholders of OYOG to be held at 9:00 a.m. on the 23rd of February 2009, at the OYOG corporate headquarters at 7007 Pinemont Drive, Houston, Texas 77040-6601, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted (i) FOR the election of the director nominees named on the reverse side, or if any one or more of the nominees becomes unavailable, FOR another nominee or other nominees to be selected by the board of directors, (ii) FOR the approval of the OYO Geospace Corporation Executive Officer Annual Bonus Plan, and (iii) FOR the ratification of the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as our auditors for the year ending September 30, 2009.

Please mark, sign, date and return in the enclosed envelope, which requires no postage if mailed in the United States. In order for your vote to be submitted by proxy, you must (i) properly complete the Internet voting instructions or telephone voting instructions no later than 11:59 p.m. Houston time on February 22, 2009, or (ii) properly complete and return this proxy card on or prior to the Annual Meeting of Stockholders on February 23, 2009.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE.

(continued and to be signed on other side)

OYO Geospace Corporation

[Name]
[Address]	Holder Account Number

	☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

[A]	Election of Directors

1.	The board of directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 – Katsuhiko Kobayashi	☐	☐	02 – Michael J. Sheen	☐	☐

	For	Withhold
03 – Charles H. Still	☐	☐

2.	The board of directors recommends a vote FOR the approval of the OYO Geospace Corporation Executive Officer Annual Bonus Plan.

	For	Withhold
To approve the OYO Geospace Corporation Executive Officer Annual Bonus Plan	☐	☐

3.	The board of directors recommends a vote FOR the ratification of the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as the Company’s auditors for the year ending September 30, 2009.

	For	Withhold
To ratify the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as the Company’s auditors for the year ending September 30, 2009	☐	☐

[B]	Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box

Date (mm/dd/yyyy)